Exhibit 99.3

Consent of Oppenheimer & Co. Inc.

Oppenheimer & Co. Inc. (“Oppenheimer”) hereby consents to the inclusion of our opinion letter, dated January 27, 2020, to the Board of Directors (in its capacity as such) of Conatus Pharmaceuticals Inc. (“Conatus”) included as Annex B, and to the references thereto under the captions “Prospectus Summary – Opinion of the Conatus Financial Advisor,” “The Merger – Background of the Merger” and “The Merger – Opinions of the Conatus Financial Advisor” in the proxy statement/prospectus/information statement relating to the proposed merger transaction involving Conatus and Histogen Inc, which proxy statement/prospectus/information statement forms a part of this Registration Statement on Form S-4 of Conatus initially filed on February 7, 2020, as amended (the “Registration Statement”).

In giving the foregoing consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of this Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), prospectus, proxy statement or any other document, without our prior written consent.

OPPENHEIMER & CO. INC.

/s/ Stefan Loren, Ph.D.

Name: Stefan Loren, Ph.D.

Title: Managing Director

Dated: FEBRUARY 7, 2020